Exhibit 10.2

AMENDMENT, made as of December 15, 2004 (the “Effective Date”) to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated July 31, 1997, as amended and restated through September 14, 2004 (the “Agreement”), by and between PATINA OIL & GAS CORPORATION, a Delaware Corporation (the “Company”), and THOMAS J. EDELMAN (“Executive”).

WHEREAS, simultaneously with the adoption of this Amendment, the Company is entering into the Agreement and Plan of Merger dated as of December 15, 2004 among Noble Energy, Inc., Noble Energy Production, Inc. and the Company (the “Merger Agreement”), which provides for the merger of the Company with and into Noble Energy Production, Inc. (the “Merger”), as further described therein; and

WHEREAS, Executive and the Company desire to clarify the application of certain provisions of the Agreement in the event the Merger is consummated;

NOW THEREFORE, the parties hereto agree as follows:

1.	Effectiveness.

(a) This Amendment shall be effective as of the Effective Date, provided, however, that in the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms, Section 2 of this Amendment shall be null and void ab initio and of no further force or effect.

(b) Subject to Section 1(a) and except as provided in Section 2, the terms and conditions of the Plan as in effect immediately prior to the Effective Date shall continue to be in effect on and after the Effective Date.

2.	Amendment.

(a) A proviso shall be added to the last sentence of Section 6.1(a) of the Agreement, so that such last sentence of Section 6.1(a) shall be amended to read as follows:

“The Termination Amount shall consist of

two and one-half times the sum of:

(i)	the Base Salary;

(ii)	the greater of (a) the Target Bonus or (b) the Bonus paid or payable with respect to the year prior to the year in which Executive’s employment was terminated;

(iii) 100 percent of the contribution the Company would have made to the Executive’s 401(k) account for the year in which Executive’s employment was terminated; and

(iv) 100 percent of the Matching Deferral (as defined in the Company’s Deferred Compensation Plan for Select Employees (the “Deferral Plan”)) for the year in which Executive’s employment was terminated, assuming the Executive deferred the maximum amount pursuant to the Deferral Plan;

provided, however, that in the context of the Change in Control contemplated by the Agreement and Plan of Merger dated as of December 15, 2004 among Noble Energy, Inc., Noble Energy Production, Inc. and the Company, regardless of the timing of the consummation of such Change in Control and termination of Executive’s employment, the Termination Amount shall equal two and one-half times the sum of the amounts in clauses (i), (ii), (iii) and (iv) above, except that for this purpose (A) the amount referred to in clause (i) above shall be deemed to be the Base Salary for 2004, (B) the amount referred to in clause (ii) above shall be deemed to be the amount of the Bonus actually paid to the Executive in 2004 in respect of the Company’s 2003 fiscal year plus $1.5 million (representing the amount payable to Executive under the Company’s “Long Term Incentive Program for Chief Executive Officer”), (C) the amount referred to in clause (iii) shall be deemed to be $23,075 and (D) the amount referred to in clause (iv) shall be deemed to be $75,250.”

3.	Governing Law.

This Amendment shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

4.	Counterparts.

This Amendment may be executed in two or more counterparts, each of which will be deemed an original.

PATINA OIL & GAS CORPORATION,

By:	/s/ David J. Kornder
Name: David J. Kornder
Title: Executive Vice President

/s/ Thomas J. Edelman
Thomas J. Edelman

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